Exhibit 99.1

Core-Mark Announces Fourth Quarter and Full Year 2012 Financial Results

•	Record Annual Sales of $8.9 Billion

•	Record Adjusted EBITDA in 2012 & a 30% Increase in Diluted EPS for the Year

•	Record Fourth Quarter Diluted EPS of $0.83

•	Expect Sales of $9.8-$10 Billion & Adjusted EBITDA of $112-$115 Million in 2013

South San Francisco, California - March 14, 2013 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2012.

“We posted record sales and profits in 2012, ending the year on a high note with the acquisition of J.T. Davenport and Sons. Mark Davenport and his excellent company are a great addition to the Core-Mark family and strengthen our presence in the Southeast,” said Thomas B. Perkins, President and Chief Executive Officer. “I am excited to have the responsibility to lead this great company in our 125th year of existence. Our core strategies are intact and will continue to fuel growth in the coming years.”

Fourth Quarter

Net sales increased 2.9% to $2.2 billion for the fourth quarter of 2012 compared to $2.1 billion for the same period in 2011. Non-cigarettes sales grew 6.2% driven by increases in same store sales and execution of the Company's key marketing strategies. Sales growth overall was impacted by one less selling day this quarter and by lower cigarette carton sales in Canada.

Gross profit for the fourth quarter of 2012 was $121.9 million compared to $109.8 million in the fourth quarter of 2011. Remaining gross profit increased 6.4% to $119.9 million. Non-cigarette remaining gross profit grew $6.3 million or 24 basis points compared to the same quarter last year. Cigarette remaining gross profit per carton increased 3.1%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2012	2011	% Change

Gross profit	$121.9	$109.8	11.0%
Cigarette inventory holding gains	(3.3)	(2.9)
LIFO expense	1.3	5.8
Remaining gross profit	$119.9	$112.7	6.4%

The Company's operating expenses for the fourth quarter of 2012 were $105.6 million compared to $101.1 million in the same quarter of 2011. Operating expenses as a percentage of sales increased seven basis points driven by an increase in health and welfare costs.

Net income for the fourth quarter of 2012 was $9.7 million compared to $5.2 million for the same period in 2011. Adjusted EBITDA increased from $22.2 million in the fourth quarter of 2011 to $25.6 million in the fourth quarter of 2012. The components of adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2012	2011	% Change

Net income	$9.7	$5.2	86.5%
Interest expense, net (1)	0.5	0.6
Income tax provision	6.0	3.0
Depreciation and amortization	6.3	6.3
LIFO expense	1.3	5.8
Stock-based compensation expense	1.7	1.4
Foreign currency transaction losses (gains), net	0.1	(0.1)
Adjusted EBITDA	$25.6	$22.2	15.3%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $0.83 for the fourth quarter this year compared to $0.45 in the fourth quarter of last year. Excluding LIFO expenses, diluted earnings per share were $0.90 per diluted share in this quarter compared to $0.75 for the fourth quarter in 2011- a 20.0% increase. In addition, per share results were impacted by several other items, which are reconciled in the attached diluted EPS table following the financial schedules.

2012 Results

Net sales were $8.9 billion for 2012 compared to $8.1 billion for 2011, a 9.6% increase. Cigarette Sales increased 7.5% and non-cigarette sales increased 14.5% over prior year.  The increase in net sales was driven primarily by the expansion in the Southeastern U.S. and the acquisition of Forrest City Grocery Company in May 2011. Excluding these two events, non-cigarette sales grew an additional 6.4% driven by the Company's sales and marketing initiatives.

Gross profit for 2012 was $476.8 million compared to $434.1 million for last year. Remaining gross profit was $481.3 million in 2012 compared to $437.5 million in 2011, a 10.0% increase. Non-cigarette remaining gross profit grew 10.8% despite a $3.6 million decline in inventory holding gains. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2012	2011	% Change

Gross profit	$476.8	$434.1	9.8%
Cigarette inventory holding gains	(7.8)	(8.2)
Net Candy inventory holding gains	—	(5.9)
Other Tobacco Products (OTP) tax items	—	(0.8)
LIFO expense	12.3	18.3
Remaining gross profit	$481.3	$437.5	10.0%

The Company's operating expenses for 2012 increased to $419.4 million compared to $388.4 million for 2011. Operating expenses as a percentage to sales were essentially flat excluding start-up costs in both years and the reduction in legacy insurance costs this year.

Net income in 2012 was $33.9 million compared to $26.2 million for the same period in 2011, a 29% increase. Strong revenue growth and improved sales mix to higher margin categories were the primary drivers to the improvement in net income. In addition, adjusted EBITDA increased 9.7% from $91.9 million in 2011 to $100.8 million this year, components of which are provided in the table below. Excluding the start-up costs associated with the J. T. Davenport acquisition, Adjusted EBITDA was $102.1 million in 2012.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2012	2011	% Change

Net income	$33.9	$26.2	29.4%
Interest expense, net (1)	1.8	2.0
Income tax provision	21.5	17.0
Depreciation & amortization	25.3	22.4
LIFO expense	12.3	18.3
Stock-based compensation expense	5.8	5.5
Foreign currency transaction losses, net	0.2	0.5
Adjusted EBITDA (2)	$100.8	$91.9	9.7%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.
(2): Excluding acquisition and start-up costs, Adjusted EBITDA was $102.1 in 2012 and $96.4 in 2011.

Diluted earnings per share were $2.91 for 2012 compared to $2.23 last year, an increase of 30.5%. Excluding LIFO expenses, diluted earnings per share were $3.55 in 2012 compared to $3.17 in 2011- a 12% increase. These per share results were impacted by several other items, which are reconciled in the attached diluted EPS table following the financial schedules.

Guidance for 2013

The Company expects annual net sales in 2013 to be between $9.8 billion and $10.0 billion, a 10% to 12% increase.  This expected growth over 2012 is driven by incremental sales from our recent acquisition of J.T. Davenport, market share gains and additional penetration into existing stores, leveraging our vendor consolidation and focused marketing initiatives.

Adjusted EBITDA for 2013 is expected to be between $112 million to $115 million, and 11% to 14% increase which includes some start-up and conversion costs associated with the recent acquisition. Diluted earnings per share for the full year are expected to be between $3.10 and $3.25, which includes a $3.7 million increase in LIFO expense to $16 million which decreases EPS by $0.19. In addition, EPS assumes a 40% tax rate and 11.8 million fully diluted shares outstanding, compared to 11.6 million in 2012.

“We will approach $10 billion in annual net sales in 2013 as we continue to gain traction with our key strategic initiatives,” said Thomas B. Perkins, President and CEO. “We do not expect robust sales growth in the first quarter of 2013 because we are seeing softer sales as consumers react to increasing payroll taxes and fuel costs, but we expect purchasing patterns to return to normal levels as the summer approaches. I am excited about our opportunities to drive non-cigarette sales growth in 2013 and achieve the goals we have set for ourselves.”

Capital expenditures for 2013 are expected to approach $30 million, which will be utilized for expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, March 14, 2013 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 34078663. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2013 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 29,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$19.1	$15.2
Restricted cash	10.9	12.6
Accounts receivable, net of allowance for doubtful accounts of $10.9 and $9.6
at December 31, 2012 and December 31, 2011, respectively	228.1	215.7
Other receivables, net	53.8	42.0
Inventories, net	366.4	362.3
Deposits and prepayments	40.3	48.2
Deferred income taxes	8.2	6.2
Total current assets	726.8	702.2
Property and equipment, net	114.7	99.5
Goodwill	22.8	16.2
Other intangible assets, net	21.4	21.3
Other non-current assets, net	33.5	31.0
Total assets	$919.2	$870.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$94.4	$91.5
Book overdrafts	24.7	27.1
Cigarette and tobacco taxes payable	165.6	173.4
Accrued liabilities	79.5	78.6
Deferred income taxes	3.4	0.3
Total current liabilities	367.6	370.9
Long-term debt	84.7	63.1
Deferred income taxes	11.7	9.8
Other long-term liabilities	12.1	9.5
Claims liabilities, net	28.1	27.8
Pension liabilities	14.8	13.6
Total liabilities	519.0	494.7
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 12,602,806 and
12,382,724 shares issued; 11,446,229 and 11,344,947 shares outstanding at
December 31, 2012 and December 31, 2011, respectively)	0.1	0.1
Additional paid-in capital	249.2	240.1
Treasury stock at cost (1,156,577 and 1,037,777 shares of common stock at
December 31, 2012 and December 31, 2011, respectively)	(37.4)	(32.2)
Retained earnings	194.9	171.6
Accumulated other comprehensive loss	(6.6)	(4.1)
Total stockholders’ equity	400.2	375.5
Total liabilities and stockholders’ equity	$919.2	$870.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$2,189.5	$2,127.5	$8,892.4	$8,114.9
Cost of goods sold	2,067.6	2,017.7	8,415.6	7,680.8
Gross profit	121.9	109.8	476.8	434.1
Warehousing and distribution expenses	64.7	61.2	262.7	234.6
Selling, general and administrative expenses	40.3	39.0	153.7	150.8
Amortization of intangible assets	0.6	0.9	3.0	3.0
Total operating expenses	105.6	101.1	419.4	388.4
Income from operations	16.3	8.7	57.4	45.7
Interest expense	(0.6)	(0.6)	(2.2)	(2.4)
Interest income	0.1	—	0.4	0.4
Foreign currency transaction (losses) gains, net	(0.1)	0.1	(0.2)	(0.5)
Income before income taxes	15.7	8.2	55.4	43.2
Provision for income taxes	(6.0)	(3.0)	(21.5)	(17.0)
Net income	$9.7	$5.2	$33.9	$26.2

Basic net income per common share (1)	$0.84	$0.46	$2.96	$2.30
Diluted net income per common share (1)	$0.83	$0.45	$2.91	$2.23

Basic weighted-average shares	11.5	11.4	11.5	11.4
Diluted weighted-average shares	11.7	11.5	11.6	11.7

Dividends declared and paid per common share	$0.38	0.17	$0.89	$0.17
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net income	$33.9	$26.2
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	12.1	18.2
Amortization of debt issuance costs	0.4	0.5
Stock-based compensation expense	5.8	5.5
Bad debt expense, net	2.0	2.0
Loss on disposals	—	0.2
Depreciation and amortization	25.3	22.4
Foreign currency transaction losses, net	0.2	0.5
Deferred income taxes	0.9	(2.0)
Changes in operating assets and liabilities:
Accounts receivable, net	7.1	(20.0)
Other receivables, net	(10.6)	1.9
Inventories, net	5.3	(78.0)
Deposits, prepayments and other non-current assets	3.9	(12.4)
Accounts payable	0.6	30.0
Cigarette and tobacco taxes payable	(10.3)	7.5
Pension, claims, accrued and other long-term liabilities	(5.4)	10.3
Income taxes payable	—	(1.5)
Net cash provided by operating activities	71.2	11.3
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(34.0)	(50.8)
Change in restricted cash	2.0	(0.1)
Additions to property and equipment, net	(28.6)	(24.1)
Capitalization of software	(0.2)	(0.2)
Proceeds from sale of fixed assets	0.2	0.1
Net cash used in investing activities	(60.6)	(75.1)
Cash flows from financing activities:
Borrowings under revolving credit facility, net	11.3	62.0
Dividends paid	(10.3)	(1.9)
Payments of financing costs	—	(0.7)
Repurchases of common stock	(5.2)	(19.0)
Proceeds from exercise of common stock options and warrants	3.8	5.4
Tax withholdings related to net share settlements of restricted stock units	(2.0)	(1.7)
Excess tax deductions associated with stock-based compensation	1.1	1.7
(Decrease) increase in book overdrafts	(4.8)	17.1
Net cash (used in) provided by financing activities	(6.1)	62.9
Effects of changes in foreign exchange rates	(0.6)	—
Increase (decrease) in cash and cash equivalents	3.9	(0.9)
Cash and cash equivalents, beginning of period	15.2	16.1
Cash and cash equivalents, end of period	$19.1	$15.2
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net of refunds	$11.7	$11.8
Interest paid	$1.6	$2.0
Non-cash capital lease obligations incurred	$11.4	$0.4
Non-cash indemnification holdback	$4.0	$—
Contingent consideration related to acquisition of business	$0.6	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012 (a)	2011 (a)	% Increase	2012 (a)	2011 (a)	% Increase
Net income	$9.7	$5.2	86.5%	$33.9	$26.2	29.4%

Diluted shares	11.7	11.5		11.6	11.7

Diluted EPS	$0.83	$0.45	84.4%	$2.91	$2.23	30.5%
LIFO expense	0.07	0.30		0.64	0.94
Diluted EPS excluding LIFO expense	$0.90	$0.75	20.0%	$3.55	$3.17	12.0%
Cigarette inventory holding gains (1)	(0.17)	(0.15)		(0.41)	(0.42)
Net Candy holding gain (2)	—	—		—	(0.30)
Legacy insurance claims (3)	—	—		(0.09)	—
Acquisition and start-up costs (4)	0.09	0.06		0.09	0.26
Tax items (5)	—	—		(0.04)	(0.04)
Foreign exchange loss / (gain)	0.01	(0.01)		0.01	0.03
Adjusted diluted EPS (6)	$0.83	$0.65	27.7%	$3.11	$2.70	15.2%
______________________________________________
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.3 million and $2.9 million for the three months ended December 31, 2012 and 2011, respectively. For the years ended December 31, 2012 and 2011, cigarette inventory holding gains were $7.8 million and $8.2 million, respectively.
(2) Net Candy holding gain
For the year ended December 31, 2011, we recognized net candy inventory holding gains of $5.9 million, resulting from manufacturer price increases during the second quarter.
(3) Legacy insurance claims
For the year ended December 31, 2012, we recorded a $1.8 million reduction in expenses resulting from the favorable resolution of legacy workers' compensation and insurance claims.
(4) Acquisition & start-up costs
For the three months and year ended December 2012, we incurred $1.3 million, or $0.09 per diluted share, of costs related to the acquisition of J.T. Davenport and Sons, Inc. (Davenport).
For the three months and year ended December 31, 2011, we incurred $1.2 million and $4.5 million, or $0.06 and $0.26 per diluted share, respectively, of costs related to the acquisition of Forrest City Grocery Company (FCGC) and start-up costs associated with the new Customer Agreement.
(5) Tax items
For the years ended December 31, 2012 and 2011, the provision for income taxes included a net benefit of $0.5 million related primarily to the expiration of the statute of limitations for uncertain tax positions and adjustments of prior year's estimates.
(6) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.37% and 39.66% for the three months and years ended December 31, 2012 and 2011, respectively, except for the tax items for all periods presented and $0.6 million and $1.0 million of non-deductible acquisition costs related to Davenport and FCGC for the years ended December 31, 2012 and 2011, respectively.
In addition to the items above, for the three months and year ended December 31, 2012, we recorded $0.6 million and $3.6 million less in non-cigarette inventory holding gains from manufacturer price increases, respectively, compared to the same periods in 2011.
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.